Exhibit 99.4

Brightcove Appoints New Board Members

Past FCC Chairman Tom Wheeler, Former Viacom Executive Kristin Frank, and Software

Veteran and New Brightcove CEO Jeff Ray Added to the Board

BOSTON — April 11, 2018 — Brightcove Inc. (Nasdaq: BCOV), the leading provider of cloud services for video, announced today that it has, effective immediately, added three new members to its Board of Directors (“Board”): Tom Wheeler, former Chairman of the FCC and telecommunications entrepreneur; Kristin Frank, an accomplished operations-focused leader and past executive at Viacom; and Jeff Ray, Brightcove’s Chief Executive Officer.

“In addition to Jeff Ray joining us as CEO and as a Director, we are delighted to have two new, highly talented professionals join our Board,” said Gary Haroian, Chairman of Brightcove’s Board of Directors. “Both Tom and Kristin have significant experience and a host of relevant skills that will enhance Brightcove’s Board and help shape the company’s future.”

“With his combined experience as Chairman of the FCC and entrepreneurial history in the private telecommunications sector, Tom is intimately familiar with the challenges and opportunities that exist within our markets.” Mr. Haroian continued, “We are also excited to have an executive with Kristin’s deep operational and strategy experience at one of the world’s top media companies join our Board. Her experience with Viacom will be invaluable to Brightcove during a time of evolving business models and rapid change in the media industry. On behalf of the entire Board, I look forward to continuing our value-enhancing efforts alongside our new directors.”

“I am extremely excited to join Brightcove’s Board of Directors,” said Mr. Wheeler. “I believe there are significant opportunities to create value, and I am eager to work alongside my fellow Directors to enhance the Company’s competitive position for long-term success.”

“With a differentiated product portfolio, unrivaled breadth of functionality, and deep experience implementing solutions for both media companies and enterprises around the world, Brightcove is well positioned to take advantage of the evolving changes in the video market, said Ms. Frank. I look forward to helping the company achieve its full potential as it continues to scale and grow its offerings.”

In conjunction with the three new director appointments, David Orfao, Managing Partner at General Catalyst and an early investor in Brightcove, will be stepping down from his position as a Director. “David has been an invaluable member of the Board since the company’s earliest days, through the IPO and beyond,” said Mr. Haroian. “We thank him for his many years of extraordinary contributions and outstanding leadership.”

With the appointments of Mr. Wheeler, Ms. Frank and Mr. Ray, alongside Mr. Orfao’s resignation, Brightcove’s Board of Directors now consists of eight members, six of whom are independent. Mr. Wheeler and Mr. Ray will be included in the company’s slate of nominees for election to the Board at the 2020 Annual Meeting of Stockholders and Ms. Frank will be included in the company’s slate of nominees for election to the Board at the 2019 Annual Meeting of Stockholders.

About Tom Wheeler

Mr. Wheeler has extensive experience in both the public and private telecommunications sector. He is currently a Visiting Fellow at the Brookings Institution and is a Shorenstein Fellow for Media and Democracy at the Harvard Kennedy School. Mr. Wheeler served as the Chairman of the Federal Communication Commission (FCC) from 2013 to 2017, and immediately prior to this appointment served on President Obama’s Intelligence Advisory Board.

Prior to his government service, Mr. Wheeler was Managing Director at Core Capital Partners, a venture capital firm investing in early stage IP-based companies. Also in the private sector, he is CEO of the Shiloh Group, a strategy development and private investment company specializing in telecommunications services. As a testament to the breadth and scope of his contributions, Mr. Wheeler is the only person to be selected to both the Cable Television Hall of Fame and the Wireless Hall of Fame.

Mr. Wheeler received his BA from The Ohio State University, where he was a recipient of its Alumni Medal.

About Kristin Frank

Ms. Frank’s career spanned 23 years at Viacom. From 2015 to 2017, she served as Chief Operating Officer of MTV, combining her background as both a creative and business driver to lead MTV’s revenue growth, operations and long-term strategic planning initiatives. Previously, from 2013 to 2015, Ms. Frank served as Executive Vice President of Viacom Music and Entertainment’s Connected Content Division, with general management responsibilities for MTV, VH1 and LOGO TV. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital where she was instrumental to MTV’s growth to 210 million fans on Facebook. From 2005 to 2009 she served as Chief Operating Officer at LOGO TV.

Ms. Frank currently serves on the Board of Gaia, Inc., a global digital video streaming subscription service and community. She received her BBA in Finance from the University of Iowa.

About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is the leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has thousands of customers in over 70 countries that rely on the company’s cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

Forward-Looking Statements

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.